UNITED STATES

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MARVELL TECHNOLOGY, INC.

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July 2, 2021

Dear Marvell Stockholders,

Marvell’s Annual Meeting of Stockholders will be held on July 16, 2021. As you prepare to vote your shares, we specifically want to request that you vote “For” the re-election of the members of our Executive Compensation Committee (the “Committee”) and “For” approval of our named executive officers’ compensation under our annual say-on-pay vote (collectively, “Management’s Proposals”). We also wanted to provide additional context on why we believe pay and performance are aligned and more details on our stockholder outreach efforts and response to our stockholders’ feedback.

You can find more information about Management’s Proposals and our 2021 Annual Meeting in the definitive proxy statement that we filed with the SEC, which is available at: https://investor.marvell.com/sec-filings.

Pay-for-performance in the context of our business transformation.

We believe it is important to evaluate our fiscal year 2021 executive compensation decisions in the context of the business transformation currently underway at Marvell.

Despite the pandemic, macroeconomic uncertainty, and supply challenges, and in support of our multi-year strategy and transformation, during the last few years we have taken bold steps toward realizing our vision of making Marvell the world’s leading semiconductor company serving the data infrastructure market. For example, as part of this transformation:

•	On September 19, 2019, we completed the acquisition of Aquantia Corp.;

•	On November 5, 2019, we completed the acquisition of Avera Semiconductor, the Application Specific Integrated Circuit (ASIC) business of GlobalFoundries;

•	On December 6, 2019, we sold NXP USA, Inc. certain assets related to our Wi-Fi Connectivity business; and

•	On April 20, 2021, we completed the acquisition of Inphi Corporation.

Value Creation Awards

In April 2019 (our fiscal 2020), we introduced a new form of equity incentive, referred to as a Value Creation Award or a VCA, that vested only in the event of a very substantial increase in stockholder value. This incentive was designed to substantially reward the recipients in the event the average stock price per share grows to more than $40 for a 100-calendar day period prior to April 15, 2023. At the time the Committee designed the VCAs that would have represented an approximate doubling of market capitalization. By the time of the final date of approval by the Committee of the awards that growth represented an increase in Marvell’s market capitalization of approximately $11.6 billion (or 79%) over the market capitalization in effect on that date.

In designing the VCA grant, we sought to create a long-term performance-based equity vehicle that would further incentivize our executive officers to substantially grow the market price of our common stock over a multi-year period to a significant and sustained level. By establishing both an aggressive stock price target and valuation methodology for the awards, we also sought to further the interests of our stockholders by structuring the awards so that our executive officers would not earn their shares unless and until our stockholders had received a substantial increase in stockholder value. In recognition of the fiercely competitive market for executive talent in the San Francisco Bay Area, the Committee also viewed the awards as an effective retention tool for keeping our executive team energized and engaged on successfully executing on our key financial and operational initiatives that would have a positive impact on our stock price and enhance investor expectations for our future prospects. Since we made the VCA grants, there has been no turnover in our named executive officers. The terms of the VCA grants are described more fully in the proxy statement for the 2020 Annual Meeting.

Committee response to last year’s say-on-pay vote.

We hold an advisory vote to approve our named executive officer compensation on an annual basis and proactively engage with our stockholders throughout the year as we believe that regular, transparent communication with our stockholders is essential to our long-term success. As part of this stockholder engagement, we plan to continue to meet at least annually with our largest investors to discuss compensation and governance matters.

Last year at our 2020 Annual Meeting, we only received support from approximately 44% of the votes cast on the proposal to approve our named executive officer compensation. We viewed the decreased support from our historical average, which for the prior four years was approximately 93%, as an indication that expanded engagement was needed to ensure we have a clear understanding of, and opportunity to respond to, our stockholders’ views on our compensation program.

Both before and after the 2020 Annual Meeting, we met with several large investors to discuss our executive compensation program, including their perspectives on the VCAs. The Chair of the Committee and the Chief Administration and Legal Officer (who is in charge of our Human Resources department including our executive compensation program) reached out to our top 20 largest investors, which represented over 65% of our shares, to request meetings to discuss any issues or concerns they may have had with our executive compensation program and equity grant practices. With respect to these compensation related discussions we had teleconferences with 10 of them, which represented slightly more than 40% of our shares.

In these meetings, we received important feedback from our investors. Investors provided positive feedback about the high percentage of compensation at target that is performance-based for our named executive officers. However, investors voting “No” on our say-on-pay proposal last year specifically cited concerns with the design and performance target of the VCA awards. While feedback from our investors on the VCA grants was mixed, the primary concerns voiced were:

•	Investors would have preferred if we used two or more performance targets in connection with these grants instead of the single stock price target we used.

•	Investors would have preferred if the target was relative to the performance of peers rather than based only on our stock price.

•

Investors indicated they would have preferred an even higher stock price hurdle (particularly because by the time of the vote on the say-on-pay proposal our stock price had risen significantly from the price at the time of grant toward the target price).

•	Notwithstanding the separate service-based vesting requirement of one year after the achievement of the performance target, several investors advised they would have preferred a longer vesting period.

•

Certain investors advised that as a general matter they preferred equity award types that are more typical in design and that are intended to be granted annually rather than types of awards that might only be granted once every several years.

The above feedback from our investors was discussed with the Committee, the Board of Directors, and the Nominating and Governance Committee. As disclosed in the proxy statement for the 2021 Annual Meeting, the Committee decided as a result of the investor feedback not to make these types of grants to the named executive officers during fiscal year 2021 and fiscal year 2022. The Committee believes that it would have been counter-productive to change the terms of the VCA grants more than a year after they were granted to the employees and well into the performance period; none of the stockholders suggested or requested retroactive adjustments to the awards. In addition, to further increase pay-for-performance alignment, the Committee has increased the mix of TSR equity awards relative to time-based equity awards granted to our named executive officers.

At this time, the Committee has reviewed this matter again and has determined not to make additional VCA grants to our named executive officers for at least 5 years from the date of the 2021 Annual Meeting (unless the Company submits such grants for stockholder approval or ratification). In addition, if at any time similar awards are considered, the Committee intends to incorporate the above feedback into the timing, structure, and performance targets of such grants.

We look forward to continuing to engage with you on compensation matters and will be grateful for your support on the Management Proposals.

Executive Compensation Committee of your Board of Directors

Robert Switz (Chairman)

Tudor Brown

Edward Frank

Bethany Mayer